August 7, 2020

Re:     Amendment to Employment Agreement

Dear Peter:
This letter (this “Amendment”) amends that certain Third Amended and Restated Employment Agreement by and between you and Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Company”), dated October 24, 2017 (the “Employment Agreement”), as follows. Capitalized terms used but not defined below will have their respective meanings set forth in the Employment Agreement.
1.    Term. Section 3 of the Employment Agreement is hereby amended to provide the Employment Period of the Employment Agreement shall terminate on December 31, 2021. As such, each reference in Section 3 of the Employment Agreement to the phrase “December 31, 2020” hereby is deleted and replaced in its entirety with the phrase “December 31, 2021”.
2.    Base Salary. Section 5 of the Employment Agreement is hereby amended to provide that, effective as of August 1, 2020, your base salary is $980,000 per annum.
This Amendment shall constitute a valid amendment of the Employment Agreement under Section 20 of the Employment Agreement. The terms of this Amendment are hereby incorporated into the Employment Agreement. For the avoidance of doubt, except as expressly modified by this Amendment, the remaining terms of the Employment Agreement shall remain in full force and effect.
Please indicate your agreement with the foregoing terms of this Amendment, to be effective as of the date first above written, by signing where indicated below.
Sincerely,
Integra LifeSciences Holdings Corporation

By: /s/ Stuart Essig

Date: August 7, 2020
Name: Stuart Essig
Title: Chairman of the Board of Directors

Acknowledged and Agreed:
/s/ Peter J. Arduini

Date: August 7, 2020
Name: Peter J. Arduini
Title: President and Chief Executive Officer